SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


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                            Ford Motor Company
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The following was posted on Ford Motor Company's internal web site on July
24, 2000:


FORD SHAREHOLDER ELECTION PERIOD UNDER WAY

DEARBORN, July 24, 2000 (FCN) - Employees who also are Ford Motor Company shareholders need to decide this week which option they want to elect for their shares through the company's Value Enhancement Plan.

By now, shareholders should have received information on the Value Enhancement Plan (VEP) from Ford Motor Company. Employees who hold their stock through the SSIP or TESPHE also should have received a mailing from Fidelity Investments.

The information in these mailings outlines the VEP, the three possible elections and the deadlines by which shareholders need to act. Any registered shareholders who have not received this material should call
(800) 243-7812 right away to request it. Shareholders with Ford shares through a brokerage account should call their broker. Employees who hold their stock through the SSIP or TESPHE, should call Fidelity at (800) 544-3333 (U.S. and Canada) or 508-787-9494 (outside the U.S. and Canada).

Under the VEP, Ford shareholders will exchange each of their current Ford common or Class B shares for a new Ford common or Class B share, respectively, plus their choice of either $20 in cash (Option 1), $20 in additional new Ford common shares (Option 2), or $20 in a combination of cash and new Ford common shares (Option 3).

If a shareholder does not make an election during this period, they will receive Option 1 (one new share plus $20 cash). Any election other than an all-stock election (Option #2) will have the same effect as if the shareholder sold some of their stock.

A volume weighted average price will be determined over a five-day trading period, July 24-28. The exact amount of stock, or stock and cash, that shareholders will receive through the VEP will be based on the lower of $60 per share or that average price.

The cash amount paid per share is subject to adjustment if more than $10 billion in total is elected or if the average price exceeds $60 per share.

Details about the pricing period and how it will affect the VEP were included in the proxy statement/prospectus. The average price over this trading period will be announced following the market close on July 28.

Cash distributed through the VEP may have tax implications. It is very important for shareholders to speak with their tax advisor before making an election.

SPECIAL INFORMATION FOR SSIP/TESPHE PARTICIPANTS

The election period for SSIP/TESPHE participants began Friday, July 21 and ends July 30. If employees or retires hold shares in one of these plans, they will not be required to return an election card for these shares. Instead, they need to call Fidelity at 1-800-544-3333 before midnight (EDT) July 30 to make an election.

If the shareholder is outside the United States and Canada, they need to call Fidelity collect at 1-508-787-9494 before midnight (U.S. EDT) July 28 to give their instructions.

If a shareholder does not instruct Fidelity during this period, they will receive Option 1 (one new share plus $20 cash). This cash will be reinvested in the Ford Stock Fund and will not be distributed out of the plan.

When plan participants call Fidelity, a voice response system will ask them to make an election from the three choices. Callers also will be asked to choose how they wish to receive any cash distribution. They may reinvest the cash in the plan or take it as cash.

Any cash received from the plan will be treated as ordinary income.

Also in connection with the VEP, the SSIP and TESPHE Ford Stock Funds will be frozen from all transactions beginning at 4 p.m. EDT on Friday, July 27.

KEY DATES:
Deadline for receipt of election forms and stock certificates for registered shareholders outside the employee savings plans: 8:30 a.m. August 2. (Note: Shareholders with Ford stock in brokerage accounts will have different deadlines than Ford Motor Company. Please check with your broker for the deadline that applies to you.) Deadline for receipt of elections via phone for shareholders in the SSIP/TESPHE: midnight July 30 (U.S and Canadian participants) midnight July 28 (participants outside U.S. and Canada).

KEY NUMBERS:
Questions regarding the VEP: 800-243-7812 (US and Canada)/ 00-44-207-335-7281 (outside of U.S. and Canada) 8:00 a.m. to 8:00 p.m. Mon.
through Fri., noon to 6:00 p.m. Sat. Questions regarding shares in the SSIP/TESPHE: 800-544-3333/508-787-9494 (outside the United States and Canada) 8:30 a.m. to midnight Mon. through Fri. Elections for shares in the SSIP/TESPHE: 800-544-3333/508-787-9494 (outside the United States)

[THE FOLOWING OMITTED GRAPHICS INDICATE THE VALUE OF EACH RECAPITALIZATION OPTION ON BOTH A BEFORE - AND AFTER-THE-RECAPITALIZATION BASIS.]


Value Enhancement Plan Option 1
[Graphic Omitted]

Value Enhancement Plan Option 2
[Graphic Omitted]

Value Enhancement Plan Option 3
[Graphic Omitted]